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                                                                      Exhibit 99

[Eagle Bancorp, Inc. Logo Omitted]


PRESS RELEASE                                               EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE                                       CONTACT:
                                                            Ronald D. Paul
October 18, 2004                                            301.986.1800



                 EAGLE BANCORP, INC. ASSETS EXCEED $500 MILLION
                    THIRD QUARTER EARNINGS GROW 28% OVER 2003
                    YEAR TO DATE EARNINGS EXCEED 2003 BY 37%

BETHESDA, MD. Eagle Bancorp, Inc. (Nasdaq: EGBN), the parent company of EagleBank, announces net income of $1 million for the three months ended September 30, 2004 and $3.3 million for the nine months ended September 30, 2004. The results for the quarter represent a 28% increase over the $778 thousand earned in the third quarter of 2003. The nine month, results represent a 37% increase over the $2.4 million earned in the first nine months of 2003.

On a per share basis, the Company earned $0.18 per basic share and $0.18 per diluted share for the third quarter of 2004, as compared to $0.17 per basic and $0.16 per diluted share for the third quarter of 2003. For the nine months ended September 30, 2004, the Company earned $0.60 per basic share and $0.57 per diluted share compared to $0.70 per basic and $0.65 per diluted share for the same period in 2003. Earnings per share were affected in both periods of 2004 when compared to the same periods in 2003 by the 85% increase in the number of outstanding shares following the completion of the Company's offering of approximately 2.4 million shares in August 2003.

The Company reported total assets at September 30, 2004 of $508 million compared to $443 million at December 31, 2003, a 14.6% increase. At September 30, 2003 total assets were $402 million. At September 30, 2004, deposits of approximately $411 million represented a 22.3% increase over deposits of $336 million at December 31, 2003, and a 31.3% increase over deposits of $313 million at September 30, 2003. At September 30, 2004, loans (including loans held for sale) increased 14.3% to $367 million from $321 million at December 31, 2003, and 27.0% from $289 million at September 30, 2003.

Leonard Abel, Chairman and Ronald Paul, President and CEO of Eagle Bancorp, Inc., are extremely pleased that in just over six years of operation, the Company exceeded $500 million in assets. They offer their thanks to the shareholders for their encouragement, the Company's staff for its effort and the community for the support and encouragement in achieving this significant milestone. While growing to over $500 million in assets, the Company has been consistent in improving profits. They are particularly pleased that the Company has been able to maintain its interest margin above 4%, and actually increasing it to 4.27% for the nine month period in 2004 from 4.14% for all of 2003 and 4.09% for the first nine months of 2003. As a result of the interest rate sensitivity of the Company's asset base, the recent increases by the Federal Reserve in the target federal funds rate and any additional increases, are expected to further improve the Company's net interest rate margin. Indirectly contributing to the success of the Company is a low level of non performing loans. At September 30, 2004, non performing loans stood at 0.86% of total loans compared to 0.16% at September 30, 2003 and 0.21% at December 31, 2003. Non performing loans at September 30, 2004 included one loan of $2.2 million which management believes is well collateralized and expects to be resolved in the fourth quarter of 2004 with no resulting loss to the Company. Exclusive of this credit non performing loans were at 0.25%.

The Summary of Financial Information presented on the following pages provides a more comprehensive overview of the Company's performance for the first nine months of 2004. Persons wishing additional information should refer to the Company's 10Q report to be filed with the Securities and Exchange Commission on or before November 15, 2004.

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NON-GAAP PRESENTATIONS. This press release refers to the efficiency ratio which is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principles generally accepted in the United States, or "GAAP".

FORWARD LOOKING STATEMENTS. This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

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                              EAGLE BANCORP, INC.
                        SUMMARY OF FINANCIAL INFORMATION
           FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND
              SEPTEMBER 30, 2003 AND YEAR ENDED DECEMBER 31, 2003

                                                                  STATEMENTS OF CONDITION HIGHLIGHTS

                                                     SEPTEMBER 30,       SEPTEMBER 30,
(in thousands)                                            2004                2003          DECEMBER 31, 2003
                                                    -----------------    ---------------    -------------------
                                                       UNAUDITED           UNAUDITED             AUDITED
                                                       ---------           ---------             -------
ASSETS
Cash and cash equivalents                                  $  50,116          $  26,340              $  25,103
Interest bearing deposits with other banks                     9,612              4,351                  4,332
Federal funds sold                                                 -              2,000                      -
Investment securities available for sale                      65,696             70,069                 82,581
Loans held for sale                                            3,138              1,930                  3,649
Loans                                                        363,823            287,001                317,533
Less: Allowance for credit losses                            (4,176)            (3,237)                (3,680)
     Loans, net                                              359,649            283,764                313,853
Other assets                                                  19,479             13,267                 13,479
TOTAL ASSETS                                               $ 507,688          $ 401,721              $ 442,997

LIABILITIES AND STOCKHOLDERS' EQUITY
Non interest bearing deposits                              $ 113,730          $  79,723              $  90,468
Interest bearing deposits                                    297,291            233,581                245,046
    Total deposits                                           411,021            313,304                335,514

Federal funds purchased and securities sold
     under repurchase agreements                              27,370             20,009                 38,454
Other borrowings                                              11,443             15,632                 14,588
Other liabilities                                              1,376                875                  1,429
     Total liabilities                                       451,210            349,820                389,985
Stockholders' equity                                          56,478             51,901                 53,012
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $ 507,688          $ 401,721              $ 442,997


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
                                                               STATEMENTS OF INCOME HIGHLIGHTS

                                              NINE MONTHS ENDED             THREE MONTHS ENDED           YEAR ENDED
                                                SEPTEMBER 30,                  SEPTEMBER 30,            DECEMBER 31,
                                         ----------------------------   ----------------------------    --------------
                                            2004            2003           2004            2003             2003
                                         ------------    ------------   ------------    ------------    --------------
                                          UNAUDITED       UNAUDITED      UNAUDITED       UNAUDITED         AUDITED
Total interest income                      $  17,135       $  13,360       $  6,146        $  4,541         $  18,404
Total interest expense                         3,128           3,048          1,115             906             3,953
Net interest income                           14,007          10,312          5,031           3,635            14,451
Provision for credit losses                      457             730            227             305             1,175
Noninterest income                             2,604           2,133            697             687             2,936
Noninterest expense                           11,086           7,920          3,962           2,804            11,094
Income before income taxes                     5,068           3,795          1,539           1,213             5,118
Income tax expense                             1,816           1,395            539             435             1,903
Net income                                  $  3,252        $  2,400       $  1,000         $   778          $  3,215

PER SHARE DATA:
Earnings per share, basic                   $   0.60        $   0.70       $   0.18        $   0.17          $   0.82
Earnings per share, diluted                 $   0.57        $   0.65       $   0.18        $   0.16              0.77
Shares outstanding at period end           5,408,169       5,359,153                                        5,359,303
Weighted average shares outstanding,
basic                                      5,398,638       3,442,022      5,406,590       4,522,116         3,932,004
Weighted average shares outstanding,
diluted                                    5,657,452       3,671,841      5,640,888       4,742,419         4,166,128
Book value at period end                    $  10.45        $   9.67                                         $   9.89


                                                       FINANCIAL RATIOS AND AVERAGE BALANCE HIGHLIGHTS

                                                            NINE MONTHS ENDED               YEAR ENDED
                                                              SEPTEMBER 30,                DECEMBER 31,
                                                     ---------------------------------    ----------------
PERFORMANCE RATIOS:                                       2004              2003               2003
                                                     ---------------    --------------    ----------------
(ANNUALIZED)                                           UNAUDITED          UNAUDITED           AUDITED
Return on average assets                                      0.92%             0.88%               0.86%
Return on average equity                                      7.89%            11.50%               9.45%
Net interest margin                                           4.27%             4.09%               4.14%
Efficiency ratio                                             66.74%            63.59%              63.34%

OTHER RATIOS:

Allowance for credit losses to total
loans                                                         1.15%             1.13%               1.16%
Non performing loans to total loans                           0.86%             0.16%               0.21%
Net charge-offs (annualized) to average loans                 0.02%             0.13%               0.10%
Average equity to average assets                             11.71%             7.66%               9.05%
Tier 1 capital ratio                                         14.36%             16.1%              15.30%
Total capital ratio                                          15.42%             17.1%              16.40%

AVERAGE BALANCES:
Assets                                                    $ 469,357         $ 363,047           $ 375,802
Earning assets                                            $ 437,651         $ 337,323           $ 349,157
Loans                                                     $ 341,559         $ 256,011           $ 266,811
Deposits                                                  $ 380,866         $ 283,228           $ 292,953
Stockholders' equity                                      $  54,947         $  27,826           $  34,028